                           ATRIX INTERNATIONAL, INC.


                          MANAGEMENT PROPOSED BUYOUT
                          OF 100% OF THE OUTSTANDING
                            SHARES OF COMMON STOCK






                   FAIRNESS OPINION AND SUPPORTING DOCUMENTS






                                  PREPARED BY



                                    [LOGO]


                           MILLER, JOHNSON & KUEHN,
                                 INCORPORATED
                             INVESTMENT SECURTIES

                               TABLE OF CONTENTS
                               -----------------

                                                                           TAB
                                                                           ---
FAIRNESS OPINION DATED DECEMBER 17, 1998


FAIRNESS OPINION OVERVIEW                                                   1

     .  Economic Analysis
     .  Nature of Atrix's Business
     .  Discussion of Publicly Traded Stock
     .  Discussion of Methodology Employed
     .  Equity Premium Paid


SUPPORTING DOCUMENTS                                                        2

     .  100% Acquisitions of Publicly Traded U.S. Based Companies
     .  Summary of Recent Transactions
               .  SIC Codes 3635 & 5085
               .  SIC Codes 3699 & 3829
     .  Atrix Financial Results
     .  Atrix Management Financial Projections
     .  Comparable Public Company Values


SUPPORTING FINANCIAL MODELS                                                 3

     .  Consolidated  Valuation Results
               .  Summary of Atrix Financial Projections
               .  Market Capitalization Results
               .  Discounted Cash Flow Model
     .  Control Equipment Division Valuation Results
               .  Summary of Financial Projections
               .  Market Capitalization Results
               .  Discounted Cash Flow Model
     .  Tools Division Valuation Results
               .  Summary of Financial Projections
               .  Market Capitalization Results
               .  Discounted Cash Flow Model

      [LETTER HEAD OF MILLER, JOHNSON & KUEHN, INCORPORATED APPEARS HERE]


December 17, 1998

Board of Directors
Atrix International, Inc.
14301 Ewing Avenue South
Burnsville, MN 55306


Members of the Board,

You have requested our opinion as to whether the consideration to be received by the shareholders of the Company pursuant to the acquisition (the "Transaction") of all the issued and outstanding shares of capital stock of Atrix International, Inc. (the "Company") on a fully diluted basis ("Common Stock") by an entity to be formed by current management of the Company (the "Acquiror") is fair, from a financial point of view.

We are not opining as to any other transactions or contractual arrangements previously entered into, or to be entered into (whether or not in connection with the Transaction) between the Company, or its Board of Directors or management, on the one hand, and the Acquiror (or any of its affiliates) or any other person, on the other, including without limitation, any agreements entered into and the payments made in connection therewith. Additionally, our opinion relates solely to whether the consideration is fair, from a financial point of view, to the shareholders of the Company and we have not been requested to opine on, and this opinion does not in any manner address, the Company's underlying decision to proceed with or effect the Transaction.

We understand that (i) the purchase price per share to be paid by the Acquiror for the Common Stock will be $2.00 in cash; and (ii) the aggregate consideration to be received by the shareholders of the Company in connection with the Transaction is $2,826,898.

As a customary part of our investment banking business, we are engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, the Company will pay us a fee and indemnify us against certain liabilities. We have never managed a public offering of stock for either the Company or the Acquiror, have not acted as a financial advisor in the Transaction for either the Company or the Acquiror, do not provide research coverage on the Company or the Acquiror and, in the ordinary course of our business, do not make a market in the stock of either the Company or the Acquiror.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. As the Transaction is to provide the shareholders of the Company with cash and not securities of any kind from the Acquiror, we have limited our evaluation to a review of the business and financial condition of the Company. Among other things, we have reviewed, but have not limited our review to: (i) the correspondence between Mr. Steven Riedel and the Board of Directors of the Company or certain members thereof, during the months of June, July, and August of 1998; (ii) the Agreement and Plan of Merger between Atrix, International, Inc. and Newco, Inc. (the "Merger Agreement"); and (iii) the Proxy Statement draft dated December , 1998. In addition, we have (i) conducted interviews with management of the Company; (ii) conducted telephone interviews with the Company's major suppliers and customers;
(iii) toured the Company's facilities; (iv) reviewed and discussed with Company senior management ("Management") its five year financial projections, which, on our request, have been augmented by Management to include a Statement of Income for the Company's two divisions: Machine Tools and Data Processing Management;
(v) reviewed financial and other publicly available information with respect to the Company, including annual reports, Forms 10-KSB and 10-QSB and proxy statements; (vi) consulted government and industry economic statistics that could have a direct bearing on the business of Company; and (vii) examined securities data on comparable mergers and acquisitions of similar public companies, to the extent available. Finally, we have reviewed the December 1998 draft of the "Agreement and Plan of Merger" between Atrix International and Newco, Inc.

The opinion contained herein is subject to the following qualifications: (i) we have relied upon and assumed the accuracy and completeness of the financial and other information (including the financial statements and projections of the Company) provided to us and prepared by the Company and its Management and their representations relating thereto, and we have not independently verified any such information or representations; (ii) with respect to the Company's projections, budgets and current estimates, we have assumed, based upon representations of the Company's Management, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's Management as to the expected future performance of the Company; (iii) we have relied upon and assumed the accuracy and completeness of the information provided by, and the representations of, the Company's Management and Board of Directors in respect of which our understandings set forth on this opinion are based and we have relied upon the assurance of the Company's Management that they are unaware of any facts that would make the information provided to us incomplete or misleading; (iv) we have not performed or obtained any independent appraisals or valuations of specific assets of the Company and we express no opinion as to its liquidation value; (v) our analysis is necessarily based on economic, monetary, market and other conditions existing and which can be evaluated as of the date of our opinion

(however, such conditions are subject to rapid and unpredictable change); and
(vi) we have not been authorized by the Company or the Board to solicit, nor have we solicited, offers for transactions alternative to the Transaction, nor have we been asked to advise the Company or the Board as to financial alternatives to the Transaction.

Finally, in rendering our opinion, we have considered the current price per share of the Company's Common Stock and current market conditions. We have also examined the trading volume and liquidity of the Company's Common Stock and its current price per share during the last two years.

This opinion is furnished pursuant to our engagement letter, dated October 14, 1998, as one element in the Board's consideration of the proposed Transaction. This opinion is not to be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner, or for any purpose, without our prior written consent.

Based upon and subject to the foregoing, and upon such other factors as we consider relevant, it is our opinion that the consideration to be received by the shareholders of the Company pursuant to the Transaction is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,


/s/ Miller, Johnson & Kuehn, Incorporated

Miller, Johnson & Kuehn, Incorporated

                           FAIRNESS OPINION OVERVIEW



                               ECONOMIC ANALYSIS

Atrix International, Inc. ("Atrix") has operated its business in a strong economic environment over the last several years. With the exception of Q2 `98, the Gross Domestic Product of the U.S. has been steady, if not slightly increasing on a quarterly basis. Housing starts for the same period have been brisk and reflect a generally strong economy with relatively high consumer confidence. Until the last 6 months, the world economy has been strong, but declining international currency values during 1998 have decreased the world's purchasing power for U.S. goods and services due to a strong, stable U.S. dollar. The effect of the strong dollar could have an impact on earnings of companies doing business abroad over the next several quarters.

                          NATURE OF ATRIX'S BUSINESS

BACKGROUND

The company was formed in 1987 under the name Tiempo Equities, Inc. as a vehicle to raise capital for investments in an operating business. In October 1990, Tiempo merged with Atrix Tool, Inc. (a private company) and the name of the business became Atrix International, Inc.

OVERVIEW

At present, Atrix operates three separate divisions: tool distribution, manufacturing and monitoring. Products from each of these divisions are sold to the office machine servicing and maintenance industries, with product sales from one division often complementing sales from another division.

*  Tool Distribution

Market Analysis and Competition: Products in this area consist of tools used for
--------------------------------
maintenance, cleaning and testing of equipment. The tool industry is very competitive with relatively low barriers to entry. Gross margins for the industry average between 10% and 30%, depending on the specialized nature of the tools. Companies in the direct catalog sales channel achieve gross margins around 18-20%. In this area, Atrix competes against several larger companies such as Jensen Tools, Inc., Specialized Products Co. and Techni-Tool.

Atrix's Position: The tool distribution division was Atrix Tool, Inc.'s original
-----------------
business. At present, this business consists largely of distributing tools and custom tools kits to companies that sell, service and support the office machine and copy machine industry. To increase sales over the last few years, Atrix has attempted to sell direct via catalog. This strategy was not successful and the company terminated its catalog sales efforts. The year 1997 saw tool sales of $3.05 million which represented a 10% decline from 1996 levels, due largely to the ATT/Lucent breakup. Sales further declined in 1998 to $1.56 million as Avnet, a major Atrix customer and supplier to Lucent, chose to go direct rather than honoring a three-year contract with Atrix. Arbitration regarding the matter was settled in Atrix's favor in 1998. Management believes this business segment can outpace the 1996 level of sales ($3.4 million) by 2003 while maintaining gross margins of 27%.

*  Manufacturing

Market Analysis and Competition: Atrix manufactures a series of vacuum cleaners
--------------------------------
and tools for copy machine cleaning and maintenance and asbestos and lead abatement. This business is roughly a $15 million market and is dominated by three companies, Atrix (sales of $2.4 million), Eltrex ($1.8 million) and 3M ($3 million). The industry as a whole enjoys fairly good gross margins, running as high as 40%. Domestically, the copy industry has been a slow growth market (3-5% per year) due to more efficient use of toner and the introduction of high quality, efficient laser printers. Growth in this market can be found in developing countries internationally and in the niche area of retail office vacuum cleaners, a niche which is growing at 10% per year.

Atrix's Position: The three leading companies in this industry tend to increase
-----------------
sales by taking away market share from competitors. Atrix has succeeded in doing this not only by being cost competitive but also by making its filters interchangeable with the competition, allowing Atrix to get a foothold on its competitors with its filter replacement strategy and looking for the machine sale when the unit itself is replaced. Atrix owns the asbestos and lead abatement markets with its Omega product lines and is aggressively pursuing international distributors where the company sells product on an OEM basis. Management believes this business can grow from the 1998 sales level of $2.4 million to over $5 million by the year 2003. The company maintains respectable gross margins in the 35-36% range.

*  Control Monitoring

Market Analysis and Competition: Monitoring copy machines is a relatively new
-------------------------------
industry that has been slow to take off. Copy dealers and distributors have not taken to the idea that the number of copies made should be monitored and controlled as they benefit from greater usage. Management believes, however, that this is a $100 million business opportunity, with the legal community accounting for roughly 60% of this $100 million. Two significant companies, Xerox and Equatrak, control this legal market, an area where Atrix hopes to become a significant player in years ahead. Devices for this industry, when not imbedded in larger companies' products (Xerox or Pitney Bowes), are often retrofitted to machines out in the field.

Atrix's Position: Atrix entered this market a little over three years ago.
----------------
While sales have doubled in that period, they remain below management's expectations. The company has done several things to increase its market share, including introducing new products and moving into new market niches. A new focus for the division is the federal government and the legal markets, both of which seem interested in controlling and tracking copy usage. In addition, new products have been developed for the plastic injection molding business, a new market for this type of monitoring system. 1998 sales in the control and monitoring business were $236,000. Currently Pitney Bowes takes roughly 60% of Atrix's product on an OEM basis. Management believes that with its new products and targeted market approach, it can increase sales tenfold in the next five years.

Miscellaneous Findings

Atrix is in compliance with all bank covenants, is in good standing with the State of Minnesota and is current in its SEC filings. There are no lawsuits currently in process nor do there appear to be any pending. Customers are generally happy with the service and products they receive from the company and the company is close to being current on payables.


                      DISCUSSION OF PUBLICLY TRADED STOCK

Liquidity Issues

Atrix trades under the symbol ATXI on the NASDAQ Small Cap market, meaning it has less liquidity than National Market System stocks and the stock is not marginable. There are 1,413,449 common shares outstanding-- post a reverse stock split of 1 for 4 on December 16, 1997 -- on a fully diluted basis assuming a $2.00 stock price with roughly all of them freely tradable. There are 112,980 vested options and 62,222 warrants outstanding. The average monthly volume for the stock for the last two years has been 113,900 shares, with daily volume running between 3400 and 9300 shares on average days. An additional consideration is the new NASDAQ trading rules, which have led many market markers to drop market-making support of companies with thinly traded stock. A move to the NASDAQ Bulletin Board Market further dampens liquidity.

Recent Activity

Several events over the last 8 months have increased the volatility of Atrix's stock considerably. The company's price per share has fluctuated over 100% (Low of 1 1/4 ; High 3 3/8) and average daily volume has been as high as 213,800 shares on May 21, 1998. The first reason for this increase in volume and price fluctuation was the announcement of the merger of Atrix and Firamada, Inc. back in April (subsequently called off). A second reason was the aggressive acquisition of outstanding shares by a non-affiliate of the company. Within six weeks of these events the stock settled down to its pre-run-up price and volume.


                      DISCUSSION OF METHODOLOGY EMPLOYED

Three criteria are relied on heavily when determining the fair value of any public company: management's past performance, the current price of the common stock and future financial projections provided by management. The analysis of Atrix presented several challenges because of the diverse nature of its business units. As a result, two valuation models were run on the company. We looked first at the company as a whole unit and compared it with publicly traded companies in the same industries and with similar SIC codes. We applied typical valuation models to both past financial performance and to future projections. Our analyses included a discounted cash flow model using the Capital Asset Pricing Model to determine the company's Weighted Average Cost of Capital, valuation screens on revenues, EBIT and earnings, as well as evaluating mergers and acquisitions data where appropriate. Weighting was assigned to each one of these valuation screens depending on its reliability and appropriateness to this particular situation.

The second set of valuation models looked at Atrix as two business units; a machine tools unit and a data processing and management unit. We evaluated these two units as though they were to be sold off as private companies. Again, similar valuation screens were applied to these two separate units using public company multiples for comparative purposes. A weighting system was assigned to each one of these valuation screens as well.

Miller, Johnson & Kuehn, Incorporated's policy on any valuation study is to put more weight on past performance results than on management's future projections. We believe this is standard practice in the industry. However, as no analyst covers Atrix's stock, it is unlikely that any future projections-- normally present in an analyst's report-- are factored into the stock price.
Accordingly, we tended to give higher weighting to management's projections than might be appropriate under circumstances where analysts actively cover a publicly traded company. In applying a weighting system to our results to determine an enterprise value, 60% percent weighting was given to actual trailing twelve-month results and 40% weighting was given to management's future projections.

Our work revealed that the entire enterprise deserves a higher valuation than could be achieved by selling off the two separate units. In our discussions with management, they concurred with this assessment. From our perspective, the reasons for this could be partially attributed to the discount factors used in our financial models (particularly the discounted cash flow model) and partially attributed to financial projections given to us by management. From management's perspective, the sum of the two parts would be less efficient than the whole, as sales from one unit tend to drive sales from the other unit.

Discount Policy

The final step in our analysis involved determining the appropriate discounts to apply to our derived valuations. After determining values based on comparisons with larger, more liquid public companies, we took into account the lack of a readily liquid market for Atrix's stock by applying appropriate discounts to the valuations we derived using these larger, more liquid public companies as comparables. In the case of the entire enterprise, we have applied a 30% discount to the value derived. Our standard practice would apply a 25% liquidity discount to a public stock with limited liquidity. In Atrix's case we believe that there is an additional risk of loss of liquidity in the months ahead due to changes in NASDAQ listing requirements. We have applied an additional 5% to the standard 25% discount to accommodate this additional risk. When valuing a private company using public company multiples, a 40% discount is customary, and we have taken a 40% discount against the values derived from selling off the company as two private divisions.


                              EQUITY PREMIUM PAID

At the time of this writing and prior to any announcement concerning a management buyout, Atrix stock has been trading at a $1.375 offer, $1.25 bid. For the buyer, $2.00 per share offer represents a 45% premium to the offer (at $1.375). For a seller, this represents a 60% premium to the bid price. This premium compares extremely favorably with the average premium of 38% paid in 59 buy-outs, in various industries, that have taken place in the prior 6 months.

                               100% ACQUISITIONS
                 PUBLICLY TRADED UNITED STATES BASED COMPANIES
                          6 MONTHS - 6/1/98 - 12/7/98


                                                                                                    PREMIUM         PREMIUM 4
                                                                                                1 DAY PRIOR TO   WEEKS PRIOR TO
      DATE                                                                                         ANNOUNCEMENT     ANNOUNCEMENT
   EFFECTIVE       TARGET NAME                                  ACQUIROR NAME                        DATE (%)         DATE (%)
------------------------------------------------------------------------------------------------------------------------------------
     7/2/98      Imo Industries Inc                     Constellation Capital Partners                -1.053            2.545
    7/20/98      Pollo Tropical Inc                     Carrols Corp                                  10               18.121
    7/21/98      Triangle Pacific Corp                  Armstrong World Industries Inc                26.136           24.022
    7/28/98      ARCO Chemical Co(ARCO)                 Lyondell Petrochemical Co                     14.215            3.356
    8/20/98      Lecg Inc                               Metzler Group Inc                             46.5             41.774
    8/20/98      Bionutrics Inc                         AC HUMKO(Assoc British Foods)                -34.694           14.286
    8/27/98      FTP Software Inc                       NetManage Inc                                 14.05           -23.967
    8/28/98      PST Vans Inc                           US Xpress Enterprises Inc                     32.8             10.667
    8/31/98      Personnel Management Inc               Linsalata Capital Partners                    25.49            23.077
    8/31/98      Camco International Inc                Schlumberger Technology Corp                  32.572           19.495
    8/31/98      Broderbund Software Inc                Learning Co Inc                               21.212           18.959
     9/2/98      DeCrane Aircraft Holdings Inc          DLJ Merchant Banking Inc                      30.496           33.818
    9/10/98      CyberMedia Inc                         Network Associates Inc                        25.62           117.143
    9/11/98      E-Z Serve Corp                         EBC Texas Acquisition Corp                    37.143           20
    9/14/98      Icon CMT Corp                          Qwest Commun Int Inc                          65.517           -4
    9/18/98      Saks Holdings(Investcorp Bk)           Proffitt's Inc                                34.463           40.85
    9/21/98      Republic Engineered Steels             Investor Group                                56.757           45
    9/22/98      Dawson Production Services Inc         Key Energy Group Inc                          40.704           66.667
    9/24/98      PMT Services Inc                       NOVA Corp                                     21.983           31.982
    9/25/98      Manor Care Inc                         Health Care and Retirement                    21.774           17.969
    9/30/98      US Rentals Inc                         United Rentals Inc                             5.107            1.576
    9/30/98      Physio-Control International           Medtronic Inc                                 19.565           31.343
    10/1/98      US SerVis Inc                          HBO & Co                                     151.624          151.624
    10/5/98      Penederm Inc                           Mylan Laboratories Inc                        38.968           88.28
    10/5/98      Veranda Club(NHP Retirement)           Capital Senior Living Corp                     0                0
    10/6/98      General Signal Corp                    SPX Corp                                      19.601           19.403
    10/7/98      Newmont Gold Co                        Newmont Mining Corp                           -5.159           62.368
    10/8/98      RF Power Products                      Advanced Energy Industries                   251.613          431.707
    10/8/98      Innova Corp                            Digital Microwave Corp                        16.17            30
    10/9/98      American Materials & Techs             Cytec Industries                             100               81.132
   10/15/98      Capstone Capital Corp                  Healthcare Realty Trust Inc                    5.087            0.971
   10/15/98      BetzDearborn Inc                       Hercules Inc                                 100.697           73.494
   10/15/98      American Disposal Services Inc         Allied Waste Industries Inc                   16.249           -4.265
   10/16/98      Continental Natural Gas Inc            CMS Energy Corp                                8.844           46.789

                               100% ACQUISITIONS
                 PUBLICLY TRADED UNITED STATES BASED COMPANIES
                          6 MONTHS - 6/1/98 - 12/7/98

                                                                                                     PREMIUM         PREMIUM
                                                                                                   1 DAY PRIOR TO   WEEKS PRIOR TO
      DATE                                                                                         ANNOUNCEMENT     ANNOUNCEMENT
   EFFECTIVE             TARGET NAME                            ACQUIROR NAME                        DATE (%)         DATE (%)
------------------------------------------------------------------------------------------------------------------------------------
    10/20/98     Merry Land & Investment Co Inc         Equity Residential Pptys Trust                11.937           14.503
    10/20/98     Stratus Computer Inc                   Ascend Communications Inc                     19.114           33.408
    10/26/98     McDonald & Co Investments Inc          KeyCorp,Cleveland,Ohio                         0.678            7.361
    10/26/98     New West Eyeworks Inc                  National Vision Associates Ltd                23.81            30
    10/26/98     Cayenne Software Inc                   Sterling Software Inc                        -14.286          -53.846
    10/28/98     Eltron International Inc               Zebra Technologies Corp                       25.764           57.377
    10/30/98     IMNET Systems Inc                      HBO & Co                                      55.625           62.5
     11/2/98     Wells Fargo & Co                       Norwest Corp,Minneapolis, MN                   9.257            6.723
     11/3/98     Cable Michigan Inc                     Avalon Cable                                  14.894           23.194
     11/5/98     Depuy Inc(Corange Ltd)                 Johnson & Johnson                             11.111           22.271
     11/6/98     Gull Laboratories(Fresenius)           Meridian Diagnostics Inc                     -14.286          -41.935
    11/13/98     Allied Life Financial Corp             Nationwide Mutual Insurance Co                 4.348           26.316
    11/13/98     Golden Eagle Group Inc                 USFreightways Corp                           223.636          223.636
    11/16/98     Dominick's Supermarkets Inc            Safeway Inc                                   18.429           16.667
    11/17/98     Freeport-McMoRan Sulphur Inc           McMoRan Oil & Gas Co                          14.943            4.167
    11/19/98     Tele-Commun Intl(Tele-Commun)          Liberty Media(Tele-Commun)                    -1.095           -9.94
    11/20/98     Firstar Corp                           Star Banc Corp,Cincinnati, OH                 44.641           33.687
    11/20/98     Marquette Medical Systems Inc          GE Medical Systems                            95.924           83.5
    11/23/98     NSS Bancorp,Norwalk, CT                Summit Bancorp,Princeton, NJ                  28.235           31.459
    11/30/98     Telco Systems Inc                      World Access Inc                              77.778           63.855
    11/30/98     ALBANK Financial Corp, NY              Charter One Finl,Cleveland, OH                14.029           11.327
    11/30/98     Capital Factors Holdings Inc           Union Planters Bk Nat Assoc                    4.478            2.941
     12/1/98     Altron Inc                             Sanmina Corp                                  16.565            7.696
     12/1/98     Monocacy Bancshares Inc                F&M Bancorp,Frederick, MD                     43.531           43.531
     12/3/98     Clearview Cinema Group Inc             Cablevision Systems Corp                      10.227            7.778

Source: Securities Data Company (973) 622-3100  Date: 12/8/98

                        SUMMARY OF RECENT TRANSACTIONS

                                                                                          MULTIPLE ON    MULTIPLE ON    MULITPLE
                                                            Date of         Tranaction       TTM             TTM         on TTM
Target Name                       Acquiror Name           Transaction         Value        Revenues          EBIT          EPS
--------------------------------------------------------------------------------------------------------------------------------
In SIC Codes 3635 & 5085
------------------------
Engineered Sales Inc              Bearings Inc                 2/9/96            13.50          NA                NA          NA

Vanegas Enterprises-Corro-Filo    Harrington Industrial
Thermoplastic Pipework Systems    Plastics Inc (Glynwed
                                  International PLC)           5/8/96            10.20          NA                NA          NA

Monitek Technologies Inc          Sentex Sensing
                                  Technology Inc              6/26/96             2.00          NA                NA          NA

Vogt Valves Co Inc                Edward Valves Inc
(Henry Vogt Machine)              (BTR PLC)                   7/15/96            31.00          NA                NA          NA

Hercules Hydraulics Inc           Diploma PLC                 7/22/96            14.60          NA                NA          NA

Isometric Group                   Simpson Manufacturing
                                  Co Inc                      3/12/97             7.30          NA                NA          NA

Big A Well Service,Sunco
Trucking,Justis Supply            Key Energy Group Inc        7/21/97            30.60          NA                NA          NA

Crane Co-Valve Systems
and Controls Division             Undisclosed Acquiror        10/6/97             9.00          NA                NA          NA

Curtis Industries Inc             Paragon Corporate
(Noel Group Inc)                  Holdings (Nesco Inc)        12/5/97            14.70          NA                NA          NA

Elastomeric Silicone
Products Inc                      Meggitt PLC                12/10/97             2.20          NA                NA          NA

EC Blackstone Co,Continental Air  Industrial Distribution
Tools,Northern Tool & Supply Inc  Group Inc                   2/18/98            12.50          NA                NA          NA

Forward Enterprises Inc           Ferguson Enterprises
                                  Inc (Wolseley PLC)           6/2/98             6.50          NA                NA          NA

                        SUMMARY OF RECENT TRANSACTIONS

                                                                                            MULTIPLE ON   MULTIPLE ON    MULITPLE
                                                              Date of         Transction        TTM           TTM         on TTM
Target Name                       Acquiror Name             Transaction         Value         Revenues        EBIT          EPS
---------------------------------------------------------------------------------------------------------------------------------
In SIC Codes 3699 & 3829
------------------------
Roxcorp(Westwood Corp)            Investor Group                 10/3/97            2.50             NA            NA          NA

Nylo-Flex Manufacturing Co        Calterm Inc
                                  (BG Electrical)               10/16/97            3.00             NA            NA          NA

Industrial Data Systems           Roper Industries Inc          10/31/97            4.80             NA            NA          NA

Brimfield Precision               Image Guided
Instruments                       Technologies Inc              12/15/97            9.20          0.909          9.90          NA

Del City Wire Co                  Applied Power Inc               1/5/98           23.00             NA            NA          NA

Nurad Technology Inc              Chelton Communications
                                  Systems Inc(Cobham PLC)         1/8/98            5.60             NA            NA          NA

Optimag Inc                       Elamex SA de CV
                                  (Accel SA)                     1/30/98            1.30             NA            NA          NA

Waekon Industries Inc             Hickok Inc                     2/17/98            1.70          0.333          4.20          NA

Oryx Power Products Corp
(Oryx Technology Corp)            Todd Products Corp              3/9/98            6.00             NA            NA          NA

High Voltage Engineering-
General Eastern Instruments Div   Bowthorpe PLC                  3/26/98           21.00             NA            NA          NA

Kavouras Inc                      Data Transmission
                                  Network Corp                    7/6/98           22.70          1.150            NA          NA

Primex Physics International
Co-Electromagnetic
Systems Business                  Maxwell Technologies Inc        4/2/98           10.00             NA            NA          NA

Del Mar Avionics-Laser
Optics Division                   Toolex International NV         4/3/98           15.00             NA            NA          NA


Genus Inc-Certain Ion
Implantation Equipment Assets     Varian Associates Inc          4/16/98           25.00             NA            NA          NA

Disney Production Services-       Matthews Studio
Grip and Lighting Department      Equipment Group                5/19/98            3.10             NA            NA          NA

Global Marine Electronics Inc     Yeoman Group PLC                6/3/98            4.40             NA            NA          NA

Concept Systems Design Inc        Mattson Technology Inc         7/13/98            4.20             NA            NA          NA

                           ATRIX INTERNATIONAL, INC.
                               FINANCIAL RESULTS

                                     1996           1997           1998
---------------------------------------------------------------------------
Sales
---------------------------------------------------------------------------
Manufacturing                           2,268          2,377          2,399
Distribution                            3,385          3,048          1,564
Control Monitoring                        375            376            236
---------------------------------------------------------------------------
Total Sales                             6,028          5,801          4,199

Total Cost of Sales                     4,254          4,100          2,839

Gross Profit                            1,774          1,701          1,360
   Gross Profit Margin                   29.4%          29.3%          32.4%

SG&A Expenses                           1,631          1,643          1,571
---------------------------------------------------------------------------
   SG&A Percentage                       27.1%          28.3%          37.4%

Operating Income                          143             58           (211)

Interest Income/(Expense), net             (2)            18             26
Other Income/(Expense)                      2              -            126
---------------------------------------------------------------------------

Pretax Income                             143             76            (59)

Taxes @ 40%                                (1)          (125)             4

Net Income                                144            201            (63)
   Net Income Margin                      2.4%           3.5%          -1.5%

EPS                                      0.10           0.14          (0.04)
Weighted Avg # Shares                   1,385          1,413          1,413

                           ATRIX INTERNATIONAL, INC.
                       MANAGEMENT FINANCIAL PROJECTIONS


                             1999           2000           2001           2002           2003
-----------------------------------------------------------------------------------------------------
Sales
-----------------------------------------------------------------------------------------------------
Manufacturing                       2,897          3,332          3,832          4,405          5,066
Distribution                        1,852          2,189          2,604          3,073          3,627
Control Monitoring                    664          1,030          1,370          1,822          2,423
-----------------------------------------------------------------------------------------------------
Total Sales                         5,413          6,550          7,806          9,301         11,116

Cost of Sales                       3,470          4,155          4,922          5,824          6,922
-----------------------------------------------------------------------------------------------------

Gross Profit                        1,943          2,395          2,884          3,477          4,194
   Gross Profit Margin               35.9%          36.6%          36.9%          37.4%          37.7%

SG&A Expenses                       1,726          1,791          1,974          2,178          2,422
-----------------------------------------------------------------------------------------------------
   SG&A Percentage                   31.9%          27.3%          25.3%          23.4%          21.8%

Operating Income                      217            605            910          1,298          1,772

Other Income/(Expense)                 14             16             16             16             16
-----------------------------------------------------------------------------------------------------

Pretax Income                         231            621            926          1,314          1,788

Taxes @ 40%                            92            248            370            526            715

Net Income                            139            372            556            789          1,073
   Net Income Margin                  2.6%           5.7%           7.1%           8.5%           9.7%

EPS                                  0.10           0.26           0.39           0.56           0.76
Weighted Avg # Shares               1,413          1,413          1,413          1,413          1,413

                       COMPARATIVE PUBLIC COMPANY VALUES

                                       NO. OF COMPANIES        AVERAGE SHARES       AVERAGE       TTM/1/ X    TTM/1/ X     TTM/1/ X
INDUSTRY                              WITHIN THE INDUSTRY       OUTSTANDING        MARKET CAP     REVENUES      EBIT         EPS
--------                              -------------------       -----------        ----------     --------      ----         ---
Machine Tools                                 24                   18.242           491.629        0.596        4.006      26.449


Data Processing Management                    85                   31.643           945.548         2.52        14.21       51.94


Overall Averages                                                                                    1.56         9.11       39.20

                                                 PE             PE
                                 PRICE TO      CURRENT         NEXT
INDUSTRY                         BOOK/2/      FISCAL YEAR   FISCAL YEAR
--------                         -------      -----------   -----------
Machine Tools                     0.868        12.016         8.596


Data Processing Management         2.29         29.06         19.97


Overall Averages                   1.58         20.54         14.28

/1/ TTM = Trailing Twelve Months
/2/ Per last publicly filed quarterly report

                        CONSOLIDATED VALUATION RESULTS

                    SUMMARY OF ATRIX FINANCIAL PROJECTIONS


                       ATRIX INTERNATIONAL CONSOLIDATED

                             TRAILING TWELVE                                    YEAR ENDING
                             MONTHS ENDING                                       JUNE 30/2/
                           SEPTEMBER 30, 1998/1/      1999          2000           2001           2002              2003
                         -----------------------      --------------------------------------------------------------------------
Annual Revenue                  4,296,826             5,413,000     6,550,532        7,806,076        9,301,236      11,116,360

Gross Profit                    1,396,746             1,943,000     2,395,532        2,884,076        3,477,236       4,194,360

Operating income per year        (174,125)              217,000       604,882          910,279        1,298,960       1,772,413

Net income per year               (11,012)              138,600       372,529          555,767          788,976       1,073,400

Book Value as of 9/30/98        2,416,593

/1/ - As reported
/2/ - Future projections provided by the Company

                         MARKET CAPITALIZATION RESULTS


                        ATRIX INTERNATIONAL CONSOLIDATED




              MARKET CAPITALIZATION APPROACH BASED ON TTM RESULTS

                                                               PUBLIC COMPANY               ATRIX VALUE BASED
                               TRAILING TWELVE                  MULTIPLES ON:                  ON MULTIPLE:
                                MONTHS ENDING                    AVERAGE OF                     AVERAGE OF
                              SEPTEMBER 30, 1998                 INDUSTRIES                     INDUSTRIES
                              ------------------                 ----------                     ----------
Annual Revenue                    $4,296,826                        1.56                        $6,688,010
Operating Income                   ($174,125)                       9.11                           N/A
Net Income                          ($11,012)                      39.20                           N/A
Book Value                        $2,416,593                        1.58                        $3,813,384

      MARKET CAPITALIZATION RESULTS BASED ON FUTURE EARNINGS PROJECTIONS

      YEAR ENDED                NET OPERATING                  CURRENT COMPANY                   CURRENT
        30-JUN                     INCOME                         PE RATIO                        VALUE
        ------                     ------                         --------                        -----
         1999                     $138,600                          20.54                       $2,846,636
         2000                     $372,529                          14.28                       $5,321,396

                          DISCOUNTED CASH FLOW MODEL

                       ATRIX INTERNATIONAL CONSOLIDATED


                                                                                             YEAR ENDED JUNE 30,
                                                                              1999       2000      2001       2002         2003
                                                                          ----------------------------------------------------------
Operating Income (from Summary of Atrix Financial Projections)              $217,000   $604,882   $910,279   $1,298,960  $ 1,772,413


Capitalization Rate (ROR on Market, Ibbotson Assoc.)                12.50%
Risk Free Rate a/o 11/3/98                                           4.38%
Beta (micro cap stocks per Ibbotson Assoc.)                           1.39
CAPM Required return K=Risk Free + Beta(Risk Prem)                  15.67%
Borrowing Rate (Debt at Prime Plus 1%)                               9.25%
Amount Equity                                                   $2,405,706
Amount Debt                                                       $872,000
Total Capital                                                   $3,277,706
Weighted Ave cost of Capital                                        12.98%



Discounted Cash Flow                                                        $192,077   $473,919   $631,282   $  797,373  $   963,045

Terminal Value of Operating Income                                                                                       $14,179,300

Discounted Terminal Value                                                                                                $ 8,704,029


TOTAL PV OF FUTURE CASH FLOWS AND TERMINAL VALUE                                                                         $10,798,680

                 CONTROL EQUIPMENT DIVISION VALUATION RESULTS

                    SUMMARY OF ATRIX FINANCIAL PROJECTIONS

                       ATRIX CONTROL EQUIPMENT DIVISION

                                        TRAILING TWELVE                                                      YEAR ENDING
                                         MONTHS ENDING                                                         JUNE 30/2/
                                      SEPTEMBER 30, 1998/1/                    1999             2000             2001
                         ---------------------------------------      ------------------------------------------------------
Annual Revenue                             269,005                             664,000        1,030,000         1,370,000

Cost of Sales                              189,425                             326,250          490,760           648,990

Gross Profit                                79,580                             337,750          539,240           721,010

SG&A Expenses                              392,718                             431,500          447,750           493,500

Operating income per year                 (313,138)                            (93,750)          91,490           227,510

Other Income/(Expense)                      41,104                               3,500            4,000             4,000

Pretax Income                             (272,034)                            (90,250)          95,490           231,510

Taxes                                        2,296                             (36,100)          38,196            92,604

Net income per year                       (274,330)                            (54,150)          57,294           138,906

                                               2002              2003
                                    ----------------------------------------
Annual Revenue                              1,823,000          2,424,000

Cost of Sales                                 859,080          1,139,050

Gross Profit                                  963,920          1,284,950

SG&A Expenses                                 544,500            605,500

Operating income per year                     419,420            679,450

Other Income/(Expense)                          4,000              4,000

Pretax Income                                 423,420            683,450

Taxes                                         169,368            273,380

Net income per year                           254,052            410,070

/1/ - As reported

/2/ - Future projections provided by the Company

                         MARKET CAPITALIZATION RESULTS

                        ATRIX CONTROL EQUIPMENT COMPANY




              MARKET CAPITALIZATION APPROACH BASED ON TTM RESULTS

                                                               PUBLIC COMPANY               ATRIX VALUE BASED
                               TRAILING TWELVE                  MULTIPLES ON:                  ON MULTIPLE:
                                MONTHS ENDING                 DATA PROCESSING/               DATA PROCESSING/
                              SEPTEMBER 30, 1998               MGMT. INDUSTRY                 MGMT. INDUSTRY
                              ------------------               --------------                 --------------
Annual Revenue                     $269,005                          2.52                        $677,086
Operating Income                  ($313,138)                        14.21                          N/A
Net Income                        ($274,330)                        51.94                          N/A
Book Value                           N/A                             2.29                          N/A


            MARKET CAP RESULTS BASED ON FUTURE EARNINGS PROJECTIONS

      YEAR ENDED                NET OPERATING                  CURRENT COMPANY                   CURRENT
       30-JUN                       INCOME                        PE RATIO                        VALUE
       ------                       ------                        --------                        -----
        1999                      ($54,150)                         29.06                          N/A
        2000                       $57,294                          19.97                       $1,144,333

                          DISCOUNTED CASH FLOW MODEL

                       Atrix Control Equipment Division

                                                                                           YEAR ENDED JUNE 30,
                                                                               1999         2000      2001       2002      2003
                                                                             -----------------------------------------------------
    Operating Income (from Summary of Atrix Financial Projections)           ($93,750)    $91,490   $227,510   $419,420  $   679,450



                                    Assumed perpetual growth rate   15.00%
                                     Multiple on Operating Income   14.21
                                                    Multiple Used   14.21
             Capitalization rate (reciprocal of the EBIT multiple)   7.04%
Discount rate, or cost of  equity capital (cap rate + growth rate)  22.04%
                                         Risk free rate of return    4.38%



                              Discounted value (NPV) of period CF            ($97,856)    $61,431   $125,176   $189,094  $   251,012
                               Terminal Value of Operating Income                                                        $ 9,654,985
                                        Discounted Terminal Value                                                        $ 4,352,926


TOTAL PRESENT VALUE (DISCOUNTED CASH FLOWS PLUS DISCOUNTED TERMINAL VALUES)                                              $ 4,630,771

                       TOOLS DIVISION VALUATIONS RESULTS

                    SUMMARY OF ATRIX FINANCIAL PROJECTIONS



                                          ATRIX TOOLS DIVISION

                                 TRAILING TWELVE                                          YEAR ENDING
                                  MONTHS ENDING                                            JUNE 30/2/
                              SEPTEMBER 30, 1998/1/            1999           2000           2001           2002          2003
                          -----------------------------    -------------------------------------------------------------------------

Annual Revenue                              4,027,821          4,749,000      5,521,000      6,436,000      7,478,000     8,693,000

Cost of Sales                               2,710,655          3,143,350      3,663,740      4,272,510      4,964,620     5,782,950

Gross Profit                                1,317,166          1,605,650      1,857,260      2,163,490      2,513,380     2,910,050

SG&A Expenses                               1,178,153          1,294,500      1,343,250      1,480,500      1,633,500     1,816,500

Operating income per year                     139,013            311,150        514,010        682,990        879,880     1,093,550

Other Income/(Expense)                        123,311             10,500         12,000         12,000         12,000        12,000

Pretax Income                                 262,324            321,650        526,010        694,990        891,880     1,105,550

Taxes                                            (994)           128,660        210,404        277,996        356,752       442,220

Net income per year                           263,318            192,990        315,606        416,994        535,128       663,330



/1/ - As reported
/2/ - Future projections provided by the Company

                         MARKET CAPITALIZATION RESULTS


                              ATRIX TOOLS COMPANY


              MARKET CAPITALIZATION APPROACH BASED ON TTM RESULTS

                                             PUBLIC COMPANY    ATRIX VALUE BASED
                       TRAILING TWELVE        MULTIPLES ON:       ON MULTIPLE:
                        MONTHS ENDING         MACHINE TOOLS      MACHINE TOOLS
                      SEPTEMBER 30, 1998        INDUSTRY            INDUSTRY
                      ------------------        --------            --------
Annual Revenue            $4,027,821             0.596             $2,400,581
Operating Income            $139,013             4.006               $556,885
Net Income                  $263,318            26.449             $6,964,511
Book Value                   N/A                 0.868                N/A


      MARKET CAPITALIZATION RESULTS BASED ON FUTURE EARNINGS PROJECTIONS

    YEAR ENDED         NET OPERATING           CURRENT COMPANY        CURRENT
      30-JUN              INCOME                   PE RATIO            VALUE
      ------              ------                   --------            -----
       1999              $311,150                   12.016          $3,738,778
       2000              $514,010                    8.596          $4,418,430

                          DISCOUNTED CASH FLOW MODEL

                             ATRIX TOOLS DIVISION

                                                                                           YEAR ENDED JUNE 30,
                                                                               1999         2000      2001       2002      2003
                                                                             -----------------------------------------------------
    Operating Income (from Summary of Atrix Financial Projections)           $311,150     $514,010  $682,990   $879,880  $ 1,093,550

                                    Assumed perpetual growth rate    10.00%
                                                    EBIT Multiple     4.01
                                                    Multiple Used     4.01
             Capitalization rate (reciprocal of the EBIT multiple)   24.96%
Discount rate, or cost of  equity capital (cap rate + growth rate)   34.96%
                                         Risk free rate of return     4.38%

                              Discounted value (NPV) of period CF            $230,545     $282,192  $277,827   $265,198  $   244,215
                               Terminal Value of Operating Income                                                        $ 4,380,761
                                        Discounted Terminal Value                                                        $ 1,320,372


TOTAL PRESENT VALUE (DISCOUNTED CASH FLOWS PLUS DISCOUNTED TERMINAL VALUES)                                              $ 2,376,135